Exhibit 10.1

FIRST AMENDMENT TO THE

EMPLOYMENT AGREEMENT OF JEREMY GOWLER

This FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT OF JEREMY GOWLER (the “Amendment”) is entered into this April 11, 2024 (the “Amendment Effective Date”), by and between JEREMY GOWLER (the “Executive”) and INVIVYD, INC. (the “Company”).

RECITALS

WHEREAS, the Company and Executive have entered into that certain Employment Agreement dated September 17, 2022 (the “Executive Agreement”); and

WHEREAS, the Company desires to continue to employ Executive as its Chief Operating Officer and Chief Commercial Officer of the Company and to employ Executive as its Interim Chief Executive Officer, and Executive desires to accept such employment and to perform the duties to the Company on the terms and conditions hereinafter set forth in this Amendment; and

WHEREAS, the Company and Executive wish to amend the Executive Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	Amendment to Section 1(b). Section 1(b) of the Executive Agreement is hereby amended by replacing Section 1(b) in its entirety with the following:

(b) Position and Duties. Executive shall serve as the Chief Operating Officer and Chief Commercial Officer of the Company and shall have such powers and duties as customarily associated with the office of the Chief Operating Officer and Chief Commercial Officer, and as may from time to time be prescribed by the Chief Executive Officer of the Company (the “CEO”) or the Company’s Board of Directors (the “Board”). Executive shall report to the CEO and shall be subject to the direction and control of the CEO and the Board. Nothing in this Agreement shall prohibit Executive from reasonably delegating parts of the responsibilities set forth in or contemplated by this Section 1(b) to other employees of the Company or its subsidiaries.

As of April 11, 2024 (the “Amendment Effective Date”), Executive shall additionally serve as the Interim Chief Executive Officer of the Company and shall have such powers and duties as customarily associated with the office of Interim Chief Executive Officer, and as may from time to time be prescribed by the Board or a designated committee thereof, subject to the direction and control of the Board or a designated committee thereof. In his service as Interim Chief Executive Officer, Executive shall report to the Board or a designated committee thereof.

2.	Amendment to Section 2(a). Section 2(a) of the Executive Agreement is hereby amended by replacing Section 2(a) in its entirety with the following:

(a) Base Salary. The Company will continue to pay Executive, as compensation for the performance of Executive’s duties and obligations hereunder, salary at the rate of $465,000 per year, less applicable deductions. Executive’s salary shall be subject to annual review not later than March 31st of each year for possible increase by the Board or the Compensation Committee of the Board (the “Compensation Committee”), which may be adjusted from time to time. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for its executive officers. As of the Amendment Effective Date, and while Executive serves as Interim Chief Executive Officer, Executive shall receive an additional monthly payment of $5,000, less applicable deductions.

3.	Amendment to Section 2(c). Section 2(c) of the Executive Agreement is hereby amended by inserting the following sentence immediately following the end of the third sentence in Section 2(c):

Subject to the foregoing, as of the Amendment Effective Date and while Executive serves as Interim Chief Executive Officer, the Target Bonus will be fifty-five percent (55%) of the Base Salary. For the calendar year 2024, the Annual Bonus shall be calculated as follows: (i) for the period during which Executive serves only as Chief Operating Officer and Chief Commercial Officer, the Target Bonus will be forty percent (40%) of Executive’s actual Base Salary for the calendar year 2024; and (ii) for the period during which Executive serves as Interim Chief Executive Officer, the Target Bonus will be fifty-five percent (55%) of an assumed base salary of $525,000.

4.

The Company and Executive further agree that this Amendment does not constitute grounds for “Good Reason” pursuant to Section 3(e) of the Executive Agreement, or otherwise constitute any trigger for the Company’s payment of any severance benefits to Executive pursuant to the Executive Agreement. The Company and Executive further agree that Executive’s title of Interim Chief Executive Officer is temporary, and neither the removal of the Interim Chief Executive Officer title, nor the diminution of or removal of the interim related duties, will constitute grounds for “Good Reason” pursuant to Section 3(e) of the Executive Agreement.

5.

Except as modified or amended in this Amendment, no other term or provision of the Executive Agreement is amended or modified in any respect. Executive remains employed “at will.” The Executive Agreement and its exhibits, the Employee Proprietary Information and Inventions Assignment Agreement, and this Amendment, set forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.

The parties have executed this First Amendment to the Employment Agreement of Jeremy Gowler on the day and year first written above.

INVIVYD, INC.

/s/ Marc Elia
Marc Elia
Chairperson of the Board

EXECUTIVE

/s/ Jeremy Gowler
Jeremy Gowler

I hereby acknowledge and reaffirm my obligations pursuant to the Employee Proprietary Information and Inventions Assignment Agreement.

/s/ Jeremy Gowler
Jeremy Gowler

Date: April 11, 2024